Guber Family Trust

4751 Wilshire Blvd., 3rd Floor

Los Angeles, CA 90010

Attention: Peter Guber

August 15, 2013

Mandalay Digital Group, Inc. (the "Company")

2811 Cahuenga Blvd West

Los Angeles, CA 90068

Re: Debt Conversion

Dear Sirs:

The undersigned currently owns that certain Senior Secured Convertible Noted originally due June 21, 2013, and currently due September 9, 2013 (as amended and supplemented to date, the "Note"). The principal amount outstanding (including accrued interest) on the Note as of today is $1,349,299.

Schedule 1, Section 1.1, of the Note grants the undersigned the right, in lieu of repayment of the Note, at the undersigned's option at any time, on one or more occasion, exercisable by written notice (the "Notice") from the undersigned to the Company (which was called "NeuMedia", the Company's former name, in the Note), to convert all or any part of the accrued and unpaid principal and interest due to the undersigned under the Note, as of the date of the Notice, into shares of the Company's common stock at a conversion price in an amount of $0.75 per share (originally $0.15 per share, but since adjusted to $0.75 by virtue of the Company's recent 5 into 1 reverse split of its common stock).

The Company has requested that the undersigned exercises such conversion rights in full in connection with the Company's registered offering, underwritten or placed by Ladenburg Thalmann & Co., Inc., of not less than [$10] million of the Company's common stock (and no warrants) (the "Offering"). The undersigned is willing to do so in accordance with the terms and conditions of this letter, which constitutes the undersigned's Notice.

The undersigned hereby, as of the date hereof, elects to convert, and delivers to the Company this Notice of conversion of the entire unpaid principal and all interest on the Note that is accrued but unpaid as of the close of business on the date hereof, into the Company's common stock (the "Conversion Shares") at the contracted $0.75 conversion price; provided, however, that the conversion shall take effect only upon the consummation of the Offering (except that interest shall stop accruing as of the date hereof). If the Offering does not occur within 10 days of the date hereof, then this election to convert and Notice of conversion shall be deemed void ab initio and no conversion shall occur by reason of this Notice.

The Company shall deliver, at the closing of the Offering, the Conversion Shares by physical delivery to such address notified to the Company in writing by the undersigned, and such certificates shall only be restricted, or bear such legends, as required by law. The undersigned agrees that the Conversion Shares will (in addition to the other securities mentioned therein) be subject to the Lock-Up Agreement the undersigned is delivering on the date hereof. The undersigned represents that only the undersigned holds and own the Note, and not any affiliate of the undersigned or any other person or entity. .

Upon the conversion of the Note, the Note and all claims related thereto shall be extinguished and deemed paid in full.

The undersigned consents, upon a conversion of the Note into Conversion Shares, to the Company filing all reasonable and customary termination statements of the liens and security interests created by the Security Agreement referenced in the Note, all such liens and security interests to be deemed fully released and terminated upon the conversion of the Note into Conversion Shares.

The parties shall reasonably cooperate with each other to effectuate the purposes of this Notice.

This letter has been duly authorized by the undersigned and is a binding agreement in accordance with its terms upon signature (which may be in counter parts) by both parties. This letter shall be construed in accordance with the internal laws of the State of New York.

Very truly yours,

Guber Family Trust

By: _____________________

Its:______________________

Agreed:

Mandalay Digital Group, Inc.

By:_____________________

Its:_____________________